Exhibit 10.20

BIOCITY HSRE-TRINITY PROPCO LIMITED

8 Sackville Street, London W1S 3DG

Company number: 13100744

Freenome Limited (company number: 04606727)

Medicity - D6 Building

1 Thane Road

Nottingham

United Kingdom

NG90 6BH

For the attention of the directors

21 October	2024

Dear Sirs/Madams

PREMISES KNOWN AS ROOMS 139, 140, 144, 150, 158 AND 190, MEDICITY NOTTINGHAM AS MORE PARTICULARLY DESCRIBED IN THE LEASE REFERRED TO BELOW AND AS SHOWN EDGED GREEN ON THE PLAN ANNEXED HERETO (“PREMISES”)

LEASE OF THE PREMISES (AND OTHER ROOMS) DATED 23 OCTOBER 2019 AND MADE BETWEEN (1) MEDICITY NOTTINGHAM LIMITED AND (2) ONCIMMUNE LIMITED, AS VARIED AND PARTIALLY SURRENDERED BY A DEED OF SURRENDER OR PART AND DEED OF VARIATION DATED 3 JANUARY 2023 AND MADE BETWEEN (1) ONCIMMUNE LIMITED AND (2) BIOCITY HSRE-TRINITY PROPCO LIMITED (“LEASE”)

THE LANDLORD AND TENANT ACT 1954 (“1954 ACT”).

The provisions of ss. 24 to 28 of the 1954 Act are excluded in relation to the Lease. Accordingly, the Lease will come to an end on its contractual expiry date of 22 October 2024.

Whilst the negotiations for the grant of a new lease of the Premises are ongoing, BioCity HSRE-Trinity Propco Limited, the current landlord under the Lease, wishes to regularise the position at the Premises more fully and, to that end, is prepared to allow Freenome Limited to continue to remain in occupation of the Premises as a tenant at will on the terms set out below. However, this is strictly without prejudice to Freenome Limited’s right to determine such a tenancy, being a tenancy at will, at any time.

Accordingly, BioCity HSRE-Trinity Propco Limited will permit Freenome Limited to occupy the Premises on the following terms (“Agreement”):

1.	From and including 23 October 2024, BioCity HSRE-Trinity Propco Limited (“Landlord”) lets and Freenome Limited (“Tenant”) takes the Premises on a tenancy at will (“Tenancy at Will”).

2.	Save as set out in this Agreement, the terms of the Tenancy at Will shall be the same as those in the Lease as they apply to the Premises and insofar as they are not inconsistent with the terms of this Agreement and/or a tenancy at will.

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3.	The Annual Rent (as such term is defined in the Lease) shall be payable from and including 23 October 2024 on the same basis as the Lease save that the Annual Rent payable under this Tenancy at Will shall be £150,501.05 per annum exclusive of VAT.

4.	The deposit held by the Landlord under the provisions of clause 7 of the Lease (being £27,545.96) shall continue to be held by the Landlord as security for the Tenant’s obligations in the Lease and this Agreement. For the avoidance of doubt, the deposit shall be refundable at the end of this Tenancy at Will after deduction of the Landlord’s costs of remedying any breach of the Tenant’s covenants in the Lease or this Agreement or in paying to the Landlord any sums due under the terms of the Lease or this Agreement.

5.	The Landlord and the Tenant agree that the Tenancy at Will is terminable at any time by either party and that neither the payment of nor any demand for the Annual Rent or other monies due under this Agreement nor the fact that the amount of Annual Rent or other monies may be calculated by reference to a period shall create or cause the Tenancy at Will to become a periodic tenancy.

6.	The Tenancy at Will shall be granted on the understanding that the Tenant’s occupation thereunder shall not be such as is protected by Part II of the 1954 Act and that, for the avoidance of doubt, on vacating the Premises, the Tenant shall not be entitled to any compensation under section 37 of that 1954 Act.

7.	The Tenant shall not make any alterations or additions to the Premises.

8.	On termination of the Tenancy at Will:

8.1	the Landlord shall repay to the Tenant within 21 days any Annual Rent previously paid under this Agreement which relate to the period falling after the date of termination; and

8.2	the Premises are to be returned in no worse condition than when occupation was taken by the Tenant (howsoever it was documented) and shall be returned free from chattels and any other tenant items, and in a clean, broom swept condition.

9.	The parties agree that the existence, terms and effect of this Agreement shall be disregarded for the purposes of any dilapidations or other claim made by the Landlord against the Tenant for breach of any of the Tenant’s obligations under the Lease.

10.	Each party is to bear its own costs in relation to this Agreement, legal or otherwise.

11.	The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement will be governed by the law of England and Wales. The courts of England and Wales will have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

12.	If any clause or part of this Agreement is found by any court, tribunal, administrative body or authority of competent jurisdiction to be illegal, invalid or unenforceable then that provision will, to the extent required, be severed from this Agreement and will be ineffective without, as far as is possible, modifying any other clause or part of this Agreement and this will not affect any other provisions of this Agreement which will remain in full force and effect.

13.	The signatories to this Agreement are duly authorised by the respective party on whose behalf they sign to sign this Agreement and bind the respective party to the terms of it.

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Please sign and return this letter by way of acknowledgement and acceptance of the terms contained within this letter. The terms contained in this Agreement shall only come into effect when we have received your countersigned letter.

Yours faithfully

Name:	/s/ Simon Hoad

For and on behalf of BIOCITY HSRE-TRINITY PROPCO LIMITED

We confirm receipt of this letter and confirm our agreement to the terms it contains.

Signed for and on behalf of FREENOME LIMITED

Signature	/s/ Riley Ennis

Name:	Riley Ennis
17-Oct-2024

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